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                                                                     EXHIBIT 1.1


                                License Agreement

               Clean Diesel Technologies, Inc. -- RJM Corporation

AGREEMENT entered into as of this 31st day of January, 2000 between Clean Diesel Technologies, Inc., a Delaware corporation ("Licensor") of 300 Atlantic Street, Stamford CT 06901 and RJM Corporation, a Connecticut corporation, of 10 Roberts Lane, Ridgefield, CT 06877.

                                    Recitals

Licensor has developed and owns its patented "ARIS(TM) 2000" method of reducing emissions of oxides of nitrogen from diesel engines (the "System"), which is inclusive of its entire circulation components, injectors, controls, sensors, pumps and valves, tankage and other storage components, catalyst and the costs of engineering and installation.

Licensee desires to enter the business of manufacturing and selling Systems in the stationary and marine and railroad diesel engine sectors.

Accordingly, Licensor and Licensee agree, all on the terms and conditions provided below, that Licensor shall license exclusively its ARIS 2000 NOx reduction technology to Licensee for the uses and in the territories provided below (the "License") and Licensee accepts the License and shall make the payments provided below to Licensor.

                                    Article I
                                   Definitions

1.01 "Cost of Sales" shall mean, in relation to Earn Out Royalties under ss.4.01.1 of this License, all materials purchased and all costs incurred under subcontracts for labor and services directly attributable to sales of all components of Aris 2000 Systems by Licensee or its sublicensees and, for this purpose, including all costs of storage and tankage, catalyst and third party engineering and installation costs, but excludes costs of Licensee's in-house engineering.

1.02 "Effective Date" means the date first written above in this Agreement.
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1.03 "Federal Rate" shall mean the monthly rate of interest as published by the
Internal Revenue Service pursuant to Internal Revenue Code Section 7520.

1.04 "Fields of Use" shall mean application of the Technology to stationary diesel engines, and, with respect to mobile diesel engines, marine and railroad uses only.

1.05 "Gross Profit" shall mean, in relation to Earn Out Royalties under ss.4.01.1 of this License, the full and entire invoice value of Aris 2000 Systems sold by Licensee or its sublicensees (including within the meaning of "System" for this purpose without limiting the generality of the foregoing, the invoice value of storage, tankage, catalyst, engineering and installation) less taxes, freight for delivery to customers, Cost of Sales and Running Royalties payable to Licensor under ss.4.01.2 of this License.

1.06 "Improvement" means any new invention or change in the Technology made, conceived or first reduced to practice hereunder by Licensor or Licensee, whether patented or not, which results in better products or a more efficient or less expensive means of manufacturing or installing or using products, provided, however, that the Technology after the improvement is substantially similar to the Technology as originally licensed hereunder.

1.07 "Intellectual Property" means:

(a) All United States and foreign patent applications (including United States provisional applications and all PCT patent applications), any and all patents issuing therefrom or otherwise corresponding thereto, letters patent, and all divisions, continuations, continuations-in-part, reissues, and extensions thereof, describing and/or claiming any rights with respect to the System and as set forth on Schedule A attached hereto and made a part hereof or any amendment thereof; and

(b) All trademarks and applications or registrations thereof relating to the System and set forth on Schedule A attached hereto and made a part hereof or any amendment thereof.

1.08 "Term" means the period from the Effective Date until the date of expiration of the last of the patents on Schedule A to expire, unless sooner terminated pursuant to the terms of this License or extended by agreement of the parties.

1.09 "Licensor Representatives" means those employees of Licensor identified herein who shall be responsible for transfer and disclosure of the Technology to Licensee.
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1.10 "Licensee Representatives" means those employees of Licensee identified herein who shall be responsible for receipt of the transfer and disclosure of the Technology on behalf of Licensee.

1.11 "Net Sales" means, in relation to Running Royalties under ss.4.01.2 of this License, the gross sales price as billed by Licensee or its sublicensees of Products, less discounts and allowed credits, returns, customs duties, excise taxes, sales or value added taxes, transportation, crating and insurance charges, if any of such items shall be included in the gross sales price. A Product shall be deemed to be sold when the buyer has made payment for such Product.

1.12 "Product" means any object or device manufactured in whole or in part by means of the Technology for the System but excludes tankage, storage, catalyst, ductwork and costs of engineering and installation.

1.13 "Proprietary Information" means information, or other material, regardless of its form, (a) designated by a party as "confidential," or "proprietary," whether or not owned or developed by the party making such designation, and, (b) regardless of whether it has been specifically designated as "confidential" or proprietary (x) proprietary to a party or (y) not generally available to the public about the business, products, plans, financial condition, customers, methods of marketing, business systems or methods, proposals, policies, or trade secrets of the party.

1.14 "Technology" means the Intellectual Property and any and all data and information (in whatever format and whether or not subject to proprietary rights protection and embodied in whatever media) relating to the System.

1.15 "Territory" means the United States of America, its possessions and territories, and each other country in North, South and Central America.

                                   Article II
                                Grant of License

2.01 Grant of License. Licensor hereby grants to Licensee for the Term the exclusive right to receive the Technology and to make, use and sell Systems, Products and/or services under or embodying or incorporating the Technology in the Territory and within the Fields of Use.
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2.02 Sub-Licenses. Licensee may sublicense the Technology to other parties for the Fields of Use in the Territory on a non-exclusive basis so long as Licensee shall ensure that the applicable sublicense agreements shall require sublicensees to report sales and to be subject to audit both to and by Licensor or Licensee, as the case may be, on the same terms as provided in this Agreement (including payment directly or indirectly to Licensor of the same running royalties on Net Sales by sublicensees as would be payable to Licensor if such Net Sales were made by Licensee) and Licensee shall report each such sublicensing to Licensor furnishing a copy of the applicable sublicense to Licensor. Sublicensees may not sublicense (except for customers to use Products) or assign the Technology.

2.03 Non-Exclusivity. If the total annual Running Royalties due and payable under ss.4.01.2 hereunder in the third, fourth, fifth and any subsequent year do not amount to at least $150,000, $200,000, and $250,000, respectively, this License shall become non-exclusive, if in its discretion Licensor by notice to Licensee amends this License to be non-exclusive. Licensee may, however, make voluntary payments to maintain exclusivity notwithstanding that royalties are not due and payable in the amounts provided above.

2.04 Licensee Restriction. In order to ensure commercial development of the System, Licensee shall not during the Term, except where the parties may otherwise agree, make use or sell competing systems to the System for application to diesel engines of less than 3,000 H.P.

2.05 Purchase of Injectors. Unless Licensee shall otherwise consent in writing, Licensee shall acquire injectors for use or sale in connection with the System from AMBAC International, Inc. ("AMBAC") for all of its requirements until November 3, 2002. Licensor hereby consents to AMBAC's sale of injectors to Licensee. Licensee shall include in reports furnished to Licensor under ss.5.02 below, the number of injectors purchased quarterly by Licensor or its sublicensees. Licensee shall have the right to purchase injectors from third parties, if AMBAC is unable to provide them.

2.06 Right of First Offer. Licensor shall promptly notify Licensee of Licensor's intention to seek licensees for geographical territory additional to that agreed in this License, stipulating the terms and conditions thereof. Licensee may by notice to Licensor not later then thirty (30) days after such notice to it from Licensor accept such license for additional territory and on the same terms and conditions as described in the notice from Licensor.
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2.07 Cancellation. Licensee may in its sole discretion at any time after the first anniversary hereof cancel and terminate this License on ninety (90) days notice to Licensor, provided, however, that Licensee shall have made payment to Licensor of all amounts accrued and unpaid and due to Licensor through the effective date of cancellation.

                                   Article III
                        Technical Transfer and Assistance

3.01 Undertaking to Transfer. (a) Promptly upon the Effective Date Licensor at its sole cost and expense shall commence disclosure and transfer to Licensee of the Technology. Such transfer and disclosure shall be effected by Licensor's providing to Licensee copies of data and information relating to the System, by reasonable consultation with Licensee's personnel at the offices of Licensor or Licensee, by visits and consultations at the offices of Licensee's customers and by the transfer to Licensee of certain employees, if they shall desire to be employed by Licensee. To the extent practicable Licensor's Representatives may from time to time satisfy Licensor's obligations of disclosure hereunder by telephone, fax and e-mail.

(b) With respect to the technical transfer, Licensor's Representative shall be
J. M. Valentine and Licensee's Representative shall be Robert W. Monro.

(c) Licensor shall undertake to substantially complete the transfer of the Technology to Licensee within sixty (60) days of the Effective Date and shall certify by notice to Licensee when such transfer has been substantially completed. Licensee shall cooperate with Licensor so as to effectively receive the Technology during such time period and, if, within ten (10) days of Licensor's notice of completion, Licensee does not object thereto by notice specifying deficiencies in detail, the transfer shall for all purposes be deemed to be completed.

3.02 Marketing Assistance. Throughout the Term Licensor and Licensee shall consult from time to time as to methods of marketing to OEM customers of Licensee. On Licensee's request on reasonable notice during the Term, Licensor shall at Licensor's expense at its offices or the offices of Licensee or Licensee's customers, assist Licensee in such marketing activities, including visits to and consultation with OEM customers. Licensor and Licensee shall inform one another promptly of potential customers for stationary applications of Systems and Products in the Territory of the other.
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3.03 Mobile Applications Assistance. On Licensor's request on reasonable notice during the Term and on mutually acceptable commercial terms, Licensee shall at the offices of Licensor, Licensee or Licensor's customers, provide reasonable advice and assistance to Licensor with respect to mobile applications of the System. Licensee shall promptly inform Licensor of potential customers for mobile applications or for stationary applications used for mobile development.

3.04 Parties Independent. This Agreement is not intended in any manner to create the relationship of principal and agent between Licensor on the one hand and Licensee on the other. This Agreement shall not be deemed to have established a partnership or joint venture. Neither party hereto shall act or attempt to act or represent itself, directly or by implication, as having the power to bind the other party or in any manner to assume or create any obligation on behalf of the other party.

                                   Article IV
                                    Royalties

4.01 Royalties. In consideration of the rights granted hereunder, Licensee shall pay to Licensor Earn Out Royalties and Running Royalties, as follows:

4.01.1 Earn Out Royalties. Earn Out Royalties shall be a payment in the amount of $260,000 on signing this License and further amounts paid within thirty (30) days after the first, second and third anniversaries of this License equal to fifty percent (50%) of Gross Profit in excess of *, *, and * for such first, second and third anniversary years, respectively, such Earn Out Royalties, however, not to exceed the aggregate of $1,300,000.

4.01.2 Running Royalties. Running Royalties shall be payments with respect to Net Sales of Products by Licensee or its sub-licensees as set out on Schedule B.

4.02 Royalty Review. Licensor and Licensee shall in good faith review the Running Royalty amounts set out on Schedule B on the second anniversary of the Effective Date and every two (2) year

     *Information omitted pursuant to a request for confidential treatment;
                   such information has been filed separately.



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anniversary thereafter of the Effective Date with a view toward adjusting such amounts either up or down based on current market conditions. The maximum increase or decrease per adjustment period, however, shall be limited to 5% of the royalties set forth on Schedule B, as adjusted. Any increase or decrease in the per unit royalty fee shall not cause any adjustment in the minimum royalty payments stipulated in ss.2.03 above.

4.03 Royalty Payments. Royalties shall be paid to Licensor in U.S. dollars within forty-five (45) days, with respect to Running Royalties, after each of Licensee's fiscal quarters with respect to Net Sales in that fiscal quarter, and, with respect to Earn Out Royalties, after the end of the anniversary years stipulated in ss.4.01.1 above. Such payments shall be made to Licensor's address set out above or to such other address or by wire transfer to Licensor's bank account as may be designated by notice hereunder.

4.04 No Withholding. Licensee shall pay the full amount of Royalties due hereunder regardless of a withholding tax, if any, which may from time to time be levied, assessed or required to be withheld and paid for the account of Licensor and Licensee shall itself bear the cost of such withholding tax. Licensee shall at the time of royalty payments to Licensor provide to Licensor appropriate documentary evidence of the payment by it of such withholding tax, if any, applicable to such royalty payment.

4.05 Late Payments. In the event that payment is not made within thirty (30) days of the date when any amount is due to Licensor hereunder, Licensee shall pay interest quarterly to Licensor on such amount at the Federal Rate at the place and in the manner required for the payment of royalties.

4.06 Non Payment and Termination. Sixty (60) days after notice to Licensee of Licensee's failure to pay Licensor amounts due hereunder, Licensor may by notice to Licensee terminate this Agreement whereupon this Agreement shall be of no force and effect except for the obligation of Licensee to pay to Licensor such amounts as have accrued hereunder through such termination.

                                    Article V
                          Accounting, Reports and Audit

5.01 Books and Records. Licensee shall keep at its principal place of business full and accurate books of account and supporting records containing all particulars necessary for computing accurately the amounts to be paid to Licensor hereunder, all in accordance with generally accepted accounting principles.


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5.02 Reports. Each payment of royalties by Licensee shall be accompanied by a statement signed by the chief accounting officer of Licensee or other duly authorized officer containing such information as may be necessary for computation of the amount payable to Licensor hereunder and setting forth separately with respect to each sale sold by Licensee or sub-licensee during the respective quarter, the customer, date and invoice number, quantity and sales price. The form of such report may be provided by Licensor from time to time. If no sales shall be made during any quarter, a negative report shall be submitted.

5.03 Audits. Licensee during the Term shall upon seven (7) days notice make the books and records referred to in Section 5.01 above available for inspection by duly authorized representatives of Licensor and for three (3) years thereafter. Moreover, Licensor may, not more often than once in any twelve-month period, elect to have such books and records audited at Licensor's expense by a certified independent public accountant or accounting firm selected by Licensor and approved by Licensee (which approval shall not be unreasonably withheld) who may examine and make such extracts from such books and records as may be necessary to verify the computation of any amount payable to Licensor hereunder. Such accountant or accounting firm shall not have performed regular services to either of Licensor or Licensee and may be licensed by any state. Nothing herein shall be interpreted to mean that Licensor shall have access to or the right to examine other business records of Licensee. Licensor shall treat as confidential any information obtained pursuant to this Section 5.03 and its accountant or accounting firm shall undertake to do the same. If any such audit shall determine that the amounts payable to Licensor have been understated by the lesser of (i) ten percent (10%) thereof or (ii) $5,000, Licensee shall reimburse Licensor the cost of such audit.

                                   Article VI
                                  Improvements

6.01 Disclosure of Improvements. Licensor and Licensee shall during the Term hereof disclose and explain to one another all Improvements.

6.02 Title and License to Improvements. That party hereto who or whose employees or agents shall have invented or developed such Improvement shall have title and ownership of such Improvement and the other party shall have a perpetual, world-wide, non-exclusive, royalty free right and license to make, use and sell such Improvement.
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6.03 No License Implied to Other Technology. The title and license to
Improvements provided in Section 6.02 above to the parties shall in itself imply no right or license whatsoever in any party to any other Technology required to practice such Improvement even though the lack of such right or license may render the Improvement valueless in the hands of a party.

                                   Article VII
                         Representations and Warranties

7.01 General Representations and Warranties. Each party represents and warrants to the other that (a) it is a corporation in good standing under the laws of the state of its incorporation and it has all corporate power and authority to conduct its business as now being conducted; (b) that the execution and delivery of this Agreement is duly authorized; (c) when executed and delivered this Agreement shall be binding on each party and enforceable according to its terms, excepting as laws relating to bankruptcy, insolvency and equitable remedies may affect such enforceablity; and (d) neither this Agreement nor the performance thereof is, or will be, in violation of any agreement or any order, decree or award of any court or other forum to which a party is subject or by which it is bound.

7.02 Representations as to Intellectual Property. Licensor hereby makes the following representations, warranties and covenants, and acknowledges that Licensee has relied thereon in entering upon this Agreement:

         (a) Licensor is the sole and exclusive owner of the Technology, has the right to grant the license granted hereunder and has executed no agreement or taken any action in conflict herewith or in derogation of the rights granted hereunder;

         (b) To Licensor's knowledge, the Technology does not infringe any patents or rights of any third party;

         (c) To Licensor's knowledge, no circumstances of any sort exist that could in any way restrict Licensor from licensing the Technology to Licensee and there is no (i)unauthorized use of the Technology (ii) circumstance which prevents Licensee from utilizing the Technology for the purposes provided for herein or diminishes the value to Licensee of the license to the Technology; and

         (d) Licensor has not and will not enter into any agreement or commitment which might in any way limit, restrict or prevent Licensor from entering into and performing its obligations under this Agreement.

7.03 Disclaimer of Warranties. Except as otherwise set forth above in this
Article VII of this Agreement, the parties disclaim any warranties whatsoever whether express or implied, including any warranty of merchantability or fitness for a particular purpose with respect to the Technology or that the Technology may be able to be effectively utilized in Licensee's business.

                                  Article VIII
               Protection and Maintenance of Intellectual Property

8.01 Maintenance Expense. Licensor shall be responsible at its own expense for all fees, annuities and legal expense (excepting legal expense which is or might be associated with any litigation including any judicial, arbitral, administrative or investigative proceeding) reasonably required to obtain or maintain in force the United States patent applications and patents and the trademark on Schedule A. As to non United States patent applications and patents on Schedule A, the parties shall share on an equal basis the costs of obtaining and maintaining in force such non United States patents and patent applications, provided, however, that if one party does not choose to so share in such expense, then the other party may obtain or maintain in force such patent applications and patents at its sole expense.

8.02 Patent Applications. In the event that either party with respect to Improvements as to which it has the right to acquire title, seeks patent protection for such Improvements, it will do so at its own expense (including any annuities or other maintenance fees) and it will receive the cooperation of the other party in the prosecution of such patent application. When granted, the applicant shall have title to such patent, subject to the rights, if any, of the other party hereunder.

8.03 Trademarks. Licensor does not intend to obtain any trademark with respect to the Technology other than the trademark set forth on Schedule A. If Licensee desires to obtain a mark or marks with respect to its products in association with the Technology it shall consult with Licensor prior to applying at Licensee's expense for such a mark or marks. When granted Licensee shall have title to such marks. In the event that this License shall terminate for any reason, Licensor shall have the right and option to purchase and take an assignment of any such mark at its then amortized cost on the books of Licensee.

8.04 Pending Applications. For any Intellectual Property that is during the Term the subject of any pending application, the parties shall take no action to jeopardize ongoing prosecution or the final issuance of such pending Intellectual Property.

8.05 Third Party Infringements. (a) During the Term Licensee shall, at its cost and expense, prosecute all infringements within its licensed rights so long as it shall have exclusive rights hereunder, but, if Licensee shall fail or cease to prosecute such infringements or shall not have exclusive rights hereunder, Licensor may but shall not be required to prosecute such infringements. Licensor and Licensee shall provide to one another such information and assistance as may reasonably be requested in the course of any such prosecution. In the event that Licensee shall prosecute such infringements, Licensor shall reimburse Licensee for legal fees and expenses of suit but not more in any fiscal year of Licensee than fifty percent (50%) of the amount of Running Royalties which shall accrue to Licensor in such year.

(b) If Licensee's licensed rights hereunder shall become non-exclusive, the parties shall consult as to the most appropriate manner in which to deal with infringements.

(c) During the Term each party shall immediately inform the other party, if it becomes aware of any actual or potential infringement of the Technology, and the parties shall consult with one another concerning such infringement.

8.06 Infringement Claims. In the event of any claim, demand, suit, action or proceeding brought against either or both of Licensor or Licensee, by any person, firm or corporation, alleging or claiming that the Technology (in itself and not in combination with other technology or art of Licensee or a sublicensee) as practiced by Licensee or its sublicensees, infringes on any patent right or misappropriates any trade secret of such claimant:

         (a) Licensee shall promptly notify Licensor of any such claim, demand, suit, action, or proceeding brought against Licensee.

         (b) Licensor shall thereupon, at its own expense, and in its discretion either (i) render the Technology non-infringing, (ii) procure a license or right from the claimant to enable Licensee to practice the patent or trade secret of such claimant, or (iii) settle or defend on behalf of itself and Licensee, its affiliates and their agents, employees, directors and permitted assigns such claim, demand, suit, action or proceeding, and, in the event any judgment or settlement is rendered against either or both of Licensor or Licensee, its affiliates and their agents, employees, directors and authorized assigns for damages in any such suit, action or proceeding, Licensor shall indemnify and save harmless Licensee, its affiliates and their agents, employees, directors and authorized assigns from all such costs and damages, but only in this regard only in any fiscal year of Licensee to the extent of fifty percent (50%) of Running Royalties accruing to Licensor in such year.

         (c) If Licensor fails to timely dispose of the above mentioned claims, demands, suits, actions, or proceedings as provided in sub-section (b) above, Licensee shall have the right, upon notification to Licensor, but not the obligation, to take all necessary action on behalf of itself and Licensor, and deduct up to in any fiscal year not more than fifty percent (50%) of reasonable costs, expenses and damages arising in this regard in such year from Running Royalties payable to Licensor by Licensee.

                                   Article IX
                                 Confidentiality

9.01 Nondisclosure Obligations. (a) Each party understands that the other party's Proprietary Information constitutes valuable property rights. Therefore, each party coming into possession of Proprietary Information of the other party agrees not to provide or otherwise make available, nor permit or otherwise allow any of its employees to provide or otherwise make available, the whole or any portion of the other party's Proprietary Information, in any form, to any person other than such party's employees solely for purposes of carrying out the rights, duties and obligations of such party pursuant to this Agreement. Each party agrees that it will notify its employees permitted access to the Proprietary Information of the other party of their obligations under this Agreement with respect to use, reproduction, protection and security of the other party's Proprietary Information and cause its employees having access thereto to execute written nondisclosure and confidentiality agreements with such party, prohibiting such employees from further disclosure of the other party's Proprietary Information or use of such Proprietary Information for the benefit of any person other than Licensor or Licensee.

(b) Notwithstanding the foregoing, each party shall have the right to disclose the other party's Proprietary Information to its outside consultants, if any, having a need to know such Proprietary Information for purposes of carrying out the rights, duties and obligations of such party under this Agreement; subject, however, to the conditions that any such outside consultants execute written nondisclosure and confidentiality agreements with such party, prohibiting such outside consultants from further disclosure of the other party's Proprietary Information or use of the other party's Proprietary Information for the benefit of any person other than Licensor and Licensee.

(c) Each party will appropriately safeguard all documents, items of work in process and work products that embody Proprietary Information of the other party. A party having knowledge of loss or theft of the other party's Intellectual Property or Proprietary Information shall immediately notify the other party thereof.

9.02 Survival of Confidentiality Obligations. Each party agrees that its nondisclosure obligations set forth in Section 9.01 above will continue after the termination of this Agreement for any reason whatsoever, and until such time as the other party, its licensors, successors or assigns hold no patent, copyright, trade secret or any other proprietary right in such other party's Proprietary Information, or any portion thereof.

9.03 Exceptions to Non-Disclosure Obligations. The confidentiality and nondisclosure obligations of Section 9.01 above shall not apply with respect to the other party's Proprietary Information that falls within the scope of the following:(a) any such Proprietary Information that is in the public domain at the time of disclosure to the receiving party; (b) any such Proprietary Information that subsequently becomes public, through no fault of the receiving party; or (c) any such Proprietary Information that is subsequently disclosed to the receiving party by third parties having no obligation to the disclosing party, or to any other parties to maintain the confidentiality of such Proprietary Information. With respect to public use, however, the parties understand and agree that Proprietary Information of a party shall not be deemed to be in public use or publicly available merely because it may be embraced by a more general disclosure, or merely because it may be derived from combinations of disclosures in public use.

                                    Article X
                              Government Approvals

10.01 Approvals. Licensee shall at its own expense apply in a timely manner for all government approvals, if any, which may be required for the execution of the transactions contemplated by this Agreement. and shall furnish evidence of such approvals to Licensor or shall advise Licensor that no such approval is required.

10.02 Export Controls. Licensee acknowledges that the further transfer of the Technology or the sale of Products by Licensor to persons outside of the United States may from time to time be governed by the export control laws and regulations of the United States and Licensee agrees to comply with such laws and regulations at its own expense and from time to time to obtain such consents, if any, as may be required to enable Licensee to so comply.

                                   Article XI
                                  Miscellaneous

11.01 Assignment. Neither this Agreement nor the Technology nor any right or obligation hereunder is assignable or transferable by either party in whole or in part without the prior written consent of the other party and any such purported assignment without such consent shall be void, except, however, upon a sale or transfer by a party of all or substantially all of its business as a going concern wherein the purchasing or acquiring party assumes and agrees to perform all of the obligations of the assigning party under this Agreement.

11.02 Successors and Assigns. This Agreement shall benefit and bind the parties and their permitted successors and assigns.

11.03 Integration. This Agreement and the related Assets Purchase Agreement between the parties of the same date contain a complete statement of all arrangements between the parties relating to their subject matter and supersede all existing agreements or understandings related thereto.

11.04 Modifications; Amendments. This Agreement may only be modified or a provision hereof waived by a writing signed by the parties which refers to this Agreement and states that it is an amendment or waiver of a provision thereof. The failure of a party to insist on strict adherence to any provision hereof shall not be construed as a waiver thereof.

11.05 Force Majure. Neither party shall incur any liability to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement, where such delay or failure is caused principally by events, occurrences or causes beyond the reasonable control of the parties.

11.06 Invalid Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibited or unenforceable provision shall be valid in any other jurisdiction.

ll.07 Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to effect the construction or to be taken into consideration in the interpretation hereof.

11.08 Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with the internal substantive laws of the State of Connecticut with respect to contracts to be performed in that jurisdiction.

11.09 Arbitration. This Agreement and all questions of its interpretation or any claims or disputes with respect to any of the transactions contemplated herein shall be determined exclusively in binding arbitration before a single neutral arbitrator under the rules then in force of commercial arbitration of the American Arbitration Association ("AAA"). The location of the arbitration shall be Stamford, Connecticut. Any award in such arbitration may be entered in or an order of enforcement obtained from any court having jurisdiction. No arbitrator acting hereunder shall have the power to award consequential, statutory, exemplary or punitive damages. Prior to the commencement of any arbitration proceeding, the parties agree to engage in mediation under the AAA rules then in effect. The parties agree to share equally the costs of the AAA and of any mediator or arbitrator and otherwise to bear their own costs. Notwithstanding the foregoing, claims or disputes between the parties hereto shall be determined judicially when such claims or disputes arise from a judicial proceeding brought by a third party against either one or both of the parties hereto and one party hereto seeks or may seek reimbursement or indemnity from the other party hereto for the claims asserted by such third party in such judicial proceeding.

11.10 Notices. All notices hereunder shall be deemed effective when made in writing (a) upon receipt when delivered by hand or by facsimile transmission and acknowledged electronically or by air courier and the courier records delivery or (b) three days after deposit in the U.S. mail when transmitted by postage pre-paid certified or registered mail return receipt requested, in either case to the addresses for the parties set out herein and to the attention of the person signing below for such party or to such other address and person as may by such notice be given.

11.11 Counterparts. This Agreement may be executed in any number of counterparts and each counterpart will be considered for all purposes as an original agreement, but all such counterparts shall in the aggregate constitute a single agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date by their officers thereunto duly authorized.

CLEAN DIESEL TECHNOLOGIES, INC.             RJM CORPORATION


By:/s/ James M. Valentine                   By:/s/ R. Gifford Broderick
   ----------------------                      ------------------------
Name: James M. Valentine                    Name: R. Gifford Broderick
Title: Chief Operating Officer              Title: Vice President

                                   SCHEDULE A

                          LICENSED PATENTS/APPLICATIONS



1. U.S. Patent No. 5,924,280; Reducing NOx Emissions from an Engine while Maximizing Fuel Economy; Tarabulski; July 20, 1999.


2. U.S. Patent No. 5,976,475; Reducing NOx Emissions from an Engine By Temperature Controlled Urea Injection for Selective Catalytic Reduction; Peter-Hoblyn et.al., November 2, 1999.


3.   *


4.   *


5.   *


6.   *


Trademark

1.   U.S. PTO No. 75/687774 "ARIS 2000" applied for.






     *Information omitted pursuant to a request for confidential treatment;
                   such information has been filed separately.

                                   SCHEDULE B

                                  ROYALTY FEES






Standard ARIS 2000 stationary unit (1 injector)                        *


2 Injector ARIS stationary unit                                        *


3 Injector ARIS 2000 stationary unit                                   *
                  (Includes required control upgrade)


4 Injector ARIS 2000 stationary unit                                   *


Spare Injector                                                         *



Royalties on field-engineered systems will be * per injector plus * of net sales on all other ARIS 2000 components including controls, sensors, pumps and valves. Net sales should mean gross sales less crating, freight, insurance and other shipping costs and returns and sales or VAT taxes. In no event shall "Net Sales" be an amount less than twice RJM's manufactured cost of goods sold of commercial sales. Such royalties shall be grossed up for any applicable withholding taxes which may be imposed so that CDT shall receive the full * thereof.










     *Information omitted pursuant to a request for confidential treatment;
                   such information has been filed separately.